UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-6647590
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

InnSuites Hotels Centre
1730 E. Northern Avenue, Suite 122
Phoenix, Arizona 85020

(Address of Principal Executive Offices, Including Zip Code)

InnSuites Hospitality Trust 2017 Equity Incentive Plan

(Full Title of the Plan)

Adam B. Remis

Chief Financial Officer

InnSuites Hospitality Trust

1730 E. Northern Avenue, Suite 122
Phoenix, Arizona 85020

(602) 944-1500

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Jurgita Ashley
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
(216) 566-8928

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of Beneficial Interest, without par value	1,600,000	$1.86	$2,976,000	$371.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s Shares of Beneficial Interest that become issuable under the InnSuites Hospitality Trust 2017 Equity Incentive Plan by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Shares of Beneficial Interest as reported by the NYSE American on January 26, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give documents containing the information specified by Part I of the Registration Statement to participants in the InnSuites Hospitality Trust 2017 Equity Incentive Plan (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated by reference into the Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into the Registration Statement):

1.	The Registrant’s Annual Report on Form 10-K for the Registrant’s fiscal year ended January 31, 2017;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the Registrant’s quarters ended April 30, 2017, July 31, 2017 and October 31, 2017;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 21, 2017, March 6, 2017, April 5, 2017, May 4, 2017, May 12, 2017, May 15, 2017, June 7, 2017, June 22, 2017 (as amended by Form 8-K/A filed on June 22, 2017), July 6, 2017, July 13, 2017, July 24, 2017, September 5, 2017, November 2, 2017, November 14, 2017, December 8, 2017, January 18, 2018 and January 31, 2018;

4.	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on December 15, 2017; and

5.	The description of the Registrant’s Shares of Beneficial Interest, without par value, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on April 5, 1999, including any amendments or reports filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the time of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

2

Item 4. Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is an unincorporated Ohio real estate investment trust. Generally, Section 1747 of the Ohio Revised Code, which governs unincorporated real estate investment trusts, provides that, in addition to the powers set forth in the statute, the Registrant has the power, subject to certain limitations, to exercise the powers set forth in the Registrant’s trust instrument, which is known as the Second Amended and Restated Declaration of Trust (the “Declaration”). The Declaration provides that, except in the case of breach of duty to the Registrant or to shareholders and subject to the provisions described in the following paragraph, no trustee, officer, employee or agent of the Registrant shall be subject to any personal liability, in tort, contract or otherwise, to any person in connection with the property or affairs of the Registrant and, in the event any trustee, officer, employee or agent of the Registrant is made party to any suit or proceeding to enforce any such liability, he or she shall not be held to any personal liability. The Declaration also provides that no shareholder of the Registrant shall be subject to any personal liability, in tort, contract or otherwise, to any person in connection with the property or affairs of the Registrant.

The Declaration further provides that no trustee, officer, employee or agent of the Registrant shall be liable in damages to the Registrant or to any shareholder, trustee, officer, employee or agent of the Registrant for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting trustee to redress any breach of trust) except for his or her own bad faith, willful misconduct, gross negligence or reckless disregard of his or her duties or for his or her failure to act in good faith in the reasonable belief that his or her action was in the best interests of the Registrant. In addition, no trustee of the Registrant shall be liable in damages to the Registrant or to any shareholder, trustee, officer, employee or agent of the Registrant for any action that he or she takes or fails to take as a trustee (including without limitation the failure to compel in any way any former or acting trustee to redress any breach of trust), unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant.

For purposes of determining what a person reasonably believes to be in the best interests of the Registrant, a trustee must consider the interests of shareholders and, in his or her discretion, may consider any of the factors which a director of a corporation incorporated under the laws of the State of Ohio may consider under Ohio law in the performance of his or her duties as a director of such corporation.

3

With respect to indemnification, the Declaration provides that the Registrant is required to indemnify each of its trustees, officers, employees and agents (including those who serve at its request as directors, officers, partners, trustees or the like of another person in which it has any interest as a shareholder, creditor or otherwise), against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit or other proceeding by the Registrant or any other person, whether civil or criminal, in which he or she may be involved or with which he or she may be threatened, while in office or thereafter, by reason of his or her being or having been such a trustee, officer, employee or agent, except in respect of any matter as to which he or she shall have been adjudicated to have acted in bad faith or with willful misconduct or reckless disregard of his or her duties or gross negligence or not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant; provided, however, that as to any matter disposed of by a compromise payment by such trustee, officer, employee or agent, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Registrant shall have received a written opinion from counsel approved by the trustees to the effect that if the foregoing matters had been adjudicated, they would likely have been adjudicated in favor of such trustee, officer, employee or agent or unless a meeting of the trustees at which a quorum consisting of trustees who are not parties to or threatened with such action, suit or other proceeding shall make such a determination. The foregoing indemnification rights accruing to any trustee, officer, employee or agent under the Declaration are in addition to any other rights to which such person may be lawfully entitled; provided, however, that no trustee, officer, employee or agent may satisfy any right of indemnity or reimbursement granted in the Declaration or to which he or she may be otherwise entitled except out of the property of the Registrant. The Declaration authorizes the trustees to make advance payments in connection with the foregoing indemnification rights, provided that the indemnified trustee, officer, employee or agent has given a written undertaking to reimburse the Registrant in the event it is subsequently determined that he or she is not entitled to such indemnification.

The Declaration provides that actions taken by or conduct on the part of the Registrant’s adviser, a trustee, officer, employee or agent of the Registrant in conformity with or in good faith reliance upon certain provisions of the Declaration (including, but not limited to, provisions relating to related party transactions) will not, for purposes of the Declaration, constitute bad faith, willful misconduct, gross negligence or reckless disregard of his or her duties, or failure to act in good faith in the reasonable belief that his or her action was in the best interests of the Registrant.

The Declaration also authorizes the trustees of the Registrant, to the extent permitted by law, to indemnify or enter into agreements in respect of indemnification with any person with whom the Registrant has dealings. The Registrant has entered into indemnification agreements with each trustee and executive officer of the Registrant providing for indemnification against all liabilities and expenses reasonably incurred by an officer or trustee in connection with the defense or disposition of any suit or other proceeding, in which he or she may be involved or with which he or she may be threatened, while in office or thereafter, because of his or her position at the Registrant. There is no indemnification for any matter as to which an officer or trustee is adjudicated to have acted in bad faith, with willful misconduct or reckless disregard of his or her duties, with gross negligence, or not in good faith in the reasonable belief that his or her action was in our best interests. The Registrant advance payments in connection with indemnification under the agreements. The level of indemnification is to the full extent of the net equity based on appraised and/or market value of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

An opinion of counsel as to the valid issuance of the securities being registered under this Registration Statement is not required because the securities will not be original issuance securities. If at any time the Registrant determines otherwise, an appropriate opinion of counsel will be filed.

4

Exhibit Number	Description of Exhibit
4.1

Second Amended and Restated Declaration of Trust of InnSuites Hospitality Trust, dated June 16, 1998, as further amended on July 12, 1999 (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, filed with the Commission on May 16, 2005).

4.2	InnSuites Hospitality Trust 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 31, 2018).

4.3	Form of Nonqualified Stock Option Agreement under the InnSuites Hospitality Trust 2017 Equity Incentive Plan.

4.4	Form of Trustee Restricted Share Agreement under the InnSuites Hospitality Trust 2017 Equity Incentive Plan.

99.1	Second Amended and Restated Agreement of Limited Partnership of RRF Limited Partnership, dated March 24, 2014 (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on March 26, 2014).

23.1	Consent of Hall & Company Certified Public Accountants & Consultants, Inc.

24.1	Power of Attorney.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to the Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

5

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 31st day of January 31, 2018.

INNSUITES HOSPITALITY TRUST

By:	/s/ Adam B. Remis
Adam B. Remis
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James F. Wirth	Chairman and Chief Executive Officer	January 31, 2018
James F. Wirth	(Principal Executive Officer)

/s/ Adam B. Remis	Chief Financial Officer	January 31, 2018
Adam B. Remis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marc E. Berg*	Trustee	January 31, 2018
Marc E. Berg

/s/ Steven S. Robson*	Trustee	January 31, 2018
Steven S. Robson

/s/ Leslie T. Kutasi*	Trustee	January 31, 2018
Leslie T. Kutasi

/s/ Jessie Ronnie Chase*	Trustee	January 31, 2018
Jessie Ronnie Chase

*By:	/s/ Adam B. Remis
Adam B. Remis
Attorney-In-Fact